Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Holdings GP, L.P.
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P. AND ALLIANCE HOLDINGS GP, L.P.

Announce Completion of Simplification Transactions and Board Approval of $100 Million Unit Repurchase Program

TULSA, OKLAHOMA, May 31, 2018 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) announced today that it has closed the previously announced agreement pursuant to which, through a series of transactions (the “Simplification Transactions”), Alliance Holdings GP, L.P. (“AHGP”) became a wholly owned subsidiary of ARLP and all of the ARLP common units held by AHGP and its subsidiaries were distributed to the unitholders of AHGP in exchange for their AHGP common units.  The Simplification Transactions were structured such that each AHGP unitholder now holds, directly after the transactions, the same economic share of ARLP and its subsidiaries that it held indirectly through AHGP before the transactions.  As a result of the Simplification Transactions, all of the outstanding AHGP common units were canceled and ceased to be publicly traded on the Nasdaq Global Select Market.

Pursuant to a consent solicitation period, that expired at 11:59 p.m. Eastern on May 28, 2018, AHGP unitholders representing approximately 68% of the total outstanding AHGP common units delivered written consents approving the Simplification Transactions.

Highlights of the Simplification Transactions

The Simplification Transactions were intended to simplify the organizational structure of ARLP and AHGP, increase investor transparency, attract a broader investor base to a single, larger entity with increased public float and greater liquidity and eliminate the duplicative costs required to maintain two public companies.

Each person owning an AHGP common unit on May 31, 2018 will receive approximately 1.478 ARLP common units in exchange for each AHGP common unit owned by such person. Each registered holder entitled to receive a fractional ARLP common unit will, in lieu of such fractional unit, receive cash in amount equal to the volume weighted average trading price of the ARLP common units as reported by Bloomberg during the 20 trading day period ending on the third trading day immediately preceding the effective date of the Simplification Transactions. To the extent a broker facilitates a distribution of cash in lieu of fractional units, they should treat that cash as a distribution from AHGP and withhold upon any such distributions to non-U.S. holders (as described more fully below) as appropriate.

ARLP also issued 1,322,388 ARLP common units in exchange for a 1.0001% general partner interest in Alliance Resource Operating Partners, L.P. and a 0.001% managing membership interest in Alliance Coal, LLC.

Unit Repurchase Program

ARLP also announced today that the Board of Directors of its general partner (the “Board”) has approved the establishment of a unit repurchase program authorizing ARLP to repurchase up to $100 million of its outstanding limited partner common units.  The unit repurchase program announced today is intended to enhance ARLP’s ability to achieve its goal of creating long-term value for its unitholders and, along with management’s objective of increasing quarterly cash distributions, increases flexibility in the manner of returning cash to unitholders.  Future unit repurchases and distributions will be subject to ongoing Board review and authorization and will be based on a number of factors, including ARLP’s financial and operating performance and other capital requirements as well as future economic, business and market conditions.

The unit repurchase program has no outside end date and ARLP may repurchase units from time to time in the open market or in other privately negotiated transactions.  The unit repurchase program authorization does not obligate ARLP to repurchase any dollar amount or number of its units, and repurchases may be commenced or suspended from time to time without prior notice.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws.  All statements, other than historical facts included in this press release, including (but not limited to) references to the benefits of the proposed transactions may be forward-looking statements.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of ARLP and are difficult to predict.  All forward-looking statements speak only as of the date of this press release.  Although ARLP believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements.  ARLP undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia as well as a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

ARLP also generates income from a variety of other sources, including investments in oil and gas mineral interests and gas compression services.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

About Alliance Holdings GP, L.P.

As a result of the Simplification Transactions, all outstanding AHGP common units were canceled and ceased to be publicly traded on the Nasdaq Global Select Market, effective following the close of trading hours today.

Additional Withholding Information for Brokers

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with respect to 100% of AHGP’s distributions of cash in lieu of fractional ARLP units to foreign investors which are attributable to gross income, gain or loss that is effectively connected with a United States trade or business. The cash in lieu of fractional ARLP units will be paid to the holders of ARLP fractional units as promptly as practicable after the determination of the amount of cash to be paid to such holders of fractional units. Accordingly, AHGP’s distributions of cash in lieu of fractional ARLP units to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.